Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST MID BANCSHARES, INC.

The corporation organized and existing under and by virtue of the Delaware General Corporation Law does hereby certify:

1.	The name of the corporation (the “Corporation”) is First Mid Bancshares, Inc.

2.

The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article IV thereof and by substituting in lieu of said paragraph, the following new paragraph:

“A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 45,000,000 shares of Common Stock, par value $4.00 per share, and 1,000,000 shares of Preferred Stock, no par value per share.”

3.	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the Delaware General Corporation Law.

In Witness Whereof, the undersigned has executed this Certificate of Amendment on this 12th day of May, 2025.

By:___ ________________________

Name: Joseph R. Dively

Title: President